EXHIBIT 99.1

Contact at 214-432-2000
Michael R. Haack
President and CEO
D. Craig Kesler
Executive Vice President and CFO
Alex Haddock
Vice President, Investor Relations

News For Immediate Release

EAGLE MATERIALS ANNOUNCES FOURTH QUARTER AND

FISCAL YEAR 2024 RESULTS

Achieved Record Annual Revenue and Profitability

Announced Heavy Materials Organic Growth Initiatives

Well-Positioned Capital Structure Supports Growth and Disciplined Capital Allocation

DALLAS, TX (May 21, 2024) Eagle Materials Inc. (NYSE: EXP) today reported financial results for fiscal year 2024 and the fiscal fourth quarter ended March 31, 2024. Notable items for the fiscal year and quarter are highlighted below. (Unless otherwise noted, all comparisons are with the prior fiscal year or prior year’s fiscal fourth quarter, as applicable.)

Full Year Fiscal 2024 Highlights

•	Record Revenue of $2.3 billion, up 5%

•	Record Net Earnings of $477.6 million, up 3%

•	Record diluted earnings per share of $13.61, up 9%

•	Adjusted EBITDA of $834.5 million, up 7%

•	Adjusted EBITDA is a non-GAAP financial measure calculated by excluding non-routine items and certain non-cash expenses in the manner described in Attachment 6

•	Repurchased 1.9 million shares of Eagle’s common stock for $343 million

Fourth Quarter Fiscal 2024 Highlights

•	Revenue of $476.7 million, up 1%

•	Net Earnings of $77.1 million, down 23%

•	Diluted earnings per share of $2.24, down 20%

•	Adjusted EBITDA of $154.4 million, down 10%

•	Adjusted EBITDA is a non-GAAP financial measure calculated by excluding non-routine items and certain non-cash expenses in the manner described in Attachment 6

•	Repurchased 388,534 shares of Eagle’s common stock for $94 million

Commenting on the annual results, Michael Haack, President and CEO, said, “We are pleased to announce another year of superior performance at Eagle. We achieved record financial results and made strong progress on our strategic priorities. During the fiscal year, we expanded gross margins by 50 bps to 30.3%, reported record earnings per share of $13.61, generated operating cash flow of $564 million, and repurchased 1.9 million shares of our common stock for $343 million. We also recently initiated several growth investments in our Heavy Materials business which we expect to be in line with our capital return standards and to strengthen our low-cost producer position. We ended the year with debt of $1.1 billion and a net leverage ratio (net debt to Adjusted EBITDA) of 1.3x, giving us substantial financial flexibility that supports disciplined capital allocation and sustainable long-term growth (Net debt is a non-GAAP financial measure calculated by subtracting cash and cash equivalents from debt as described in Attachment 7). Our results and financial position reflect the talent and dedication of our employees and our culture of continuous improvement.”

“Employee health and safety and environmental stewardship remain paramount objectives, and we achieved milestones in these areas over the year. Our safety performance continued to outpace the industry average, and we had a 10% increase in hazard observation reporting, which is the most useful leading indicator to prevent incidents. We also increased the production and sale of blended cement products, including Portland Limestone Cement, to 75% of our total manufactured product sales, advancing our efforts to reduce the carbon intensity of our cement.”

“In February 2024, we meaningfully enhanced our disclosures related to all our environmental, health and safety initiatives. Our updated and expanded Corporate Sustainability Report is available on our website.”

“Recently, we announced the planned start-up this summer of a slag-cement facility in Houston which will have a manufacturing capacity of 500,000 tons to meet increasing demand in the fast-growing Texas market. The slag-cement facility will be operated through Texas Lehigh Cement Company, our 50/50 joint venture with Heidelberg Materials. And, last week we announced a $430 million investment to modernize and expand our Mountain Cement facility in Wyoming, which we expect will add 500,000 tons of production, lower the plant’s manufacturing costs by approximately 25%, and reduce the carbon intensity of the facility. The project is scheduled to be completed in the second half of 2026.”

Mr. Haack concluded, “While in the fourth quarter both Cement and Concrete and Aggregates results were affected by adverse weather conditions and Cement results by increased maintenance costs, we expect underlying fundamentals to remain solid in our markets during fiscal 2025. Large-scale infrastructure spending and domestic manufacturing projects should support strong demand for cement. We also anticipate increased residential construction activity as mortgage rates stabilize and the well-documented housing supply shortage continues. We remain positioned to capitalize on these market dynamics given our geographical footprint across the U.S. heartland and fast-growing Sun Belt region. Our financial strength and flexibility are the key factors that should enable us to drive shareholder returns through shifting macroeconomic cycles.”

Capital Allocation Priorities

Eagle remains dedicated to a disciplined capital allocation process to enhance shareholder value. Our allocation priorities remain unchanged: 1. Investing in growth opportunities that are consistent with our strategic focus and meet our strict financial return standards; 2. Operating capital investments to maintain and strengthen our low-cost producer position; and 3. Returning excess cash to shareholders, primarily through our share repurchase program.

Over the past five fiscal years, we have invested $913 million in acquisitions, $486 million in organic capital expenditures, and $1.8 billion in share repurchases and dividends.

Segment Financial Results

Heavy Materials: Cement, Concrete and Aggregates

Fiscal 2024 revenue in the Heavy Materials sector, which includes Cement, Concrete and Aggregates, as well as Joint Venture and intersegment Cement revenue, was $1.5 billion, a 12% increase. Heavy Materials annual operating earnings increased 18% to $350.8 million, primarily because of higher Cement net sales prices.

Fiscal 2024 Cement revenue, including Joint Venture and intersegment revenue, was up 14% to $1.2 billion, and Cement operating earnings increased 21% to $338.3 million. These increases reflect higher Cement sales volume and net sales prices as well as the contribution of approximately $39 million of revenue from the Stockton Import Terminal acquired in the first quarter of the fiscal year.

The average annual net Cement sales price for the year increased 12% to $150.99 per ton. Cement sales volume for the year was up 2% to 7.3 million tons. Excluding the sales volume from the acquired Stockton Import Terminal, Cement sales volume declined 2%.

Fourth quarter Cement revenue, including Joint Venture and intersegment revenue, was up 6% to $227.6 million, reflecting higher Cement sales prices as well as the contribution of approximately $9 million of revenue from the Stockton Import Terminal acquired in the first quarter of the fiscal year. Operating earnings declined 18% to $37.3 million, reflecting lower organic sales volume and higher operating costs, namely approximately $7 million in maintenance costs, partially offset by higher net sales prices. The increase in maintenance costs was a result of our proactive approach to maintenance during a seasonally slower quarter. The average net Cement sales price for the quarter increased 5% to $154.59 per ton. Cement sales volume for the quarter was up 2% to 1.3 million tons. Excluding the sales volume from the acquired Stockton Import Terminal, Cement sales volume declined 3%, primarily as a result of adverse weather conditions, particularly in January.

Fiscal 2024 revenue from Concrete and Aggregates increased slightly to $240.0 million, reflecting higher Concrete sales prices and Aggregates sales volume as well as the contribution of approximately $7 million from the acquired aggregates business in Kentucky. Concrete and Aggregates reported fiscal 2024 operating earnings of $12.4 million, down 32%, because of lower Concrete sales volume and higher input costs primarily related to concrete raw materials.

Fourth quarter Concrete and Aggregates revenue was $48.7 million, a decrease of 8%, due to lower Concrete sales volume. Revenue included the contribution of approximately $1 million from the acquired aggregates business in Kentucky. The fourth quarter operating loss was $1.0 million, reflecting lower Concrete sales volume due to difficult weather conditions during the quarter, most notably in our Austin and Kansas City concrete markets.

Light Materials: Gypsum Wallboard and Paperboard

Fiscal 2024 revenue in the Light Materials sector, which includes Gypsum Wallboard and Paperboard, decreased 4% to $941.4 million, reflecting lower Wallboard sales volume and Paperboard pricing partially offset by record Paperboard sales volume. Gypsum Wallboard annual sales volume was 3.0 billion square feet (BSF), down 3% reflecting a modest slowdown in residential construction activity, and the average Gypsum Wallboard net sales price was up slightly to $232.75 per MSF. Paperboard annual sales volume was up 2% to 333,000 tons.

Fiscal 2024 Light Materials operating earnings were $366.2 million, a decrease of 3%, driven principally by lower Wallboard sales volume.

Fourth quarter Light Materials revenue declined 2% to $238.6 million, reflecting lower Wallboard pricing and sales volume. Gypsum Wallboard sales volume decreased 1% to 747 million square feet (MMSF), while the average Gypsum Wallboard net sales price declined 3% to $232.62 per MSF. Paperboard sales volume for the quarter was up 8% to 86,000 tons. The average Paperboard net sales price for the fourth quarter was $567.55 per ton, up 3%, consistent with the pricing provisions in our long-term sales agreements that factor in changes to input costs.

Fourth quarter operating earnings in the sector were $92.2 million, a decrease of 7%, reflecting lower Wallboard sales volume and pricing.

Details of Financial Results

We conduct one of our cement plant operations through a 50/50 joint venture, Texas Lehigh Cement Company LP (the Joint Venture). We use the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenue and operating earnings, which is consistent with the way management organizes the segments within Eagle for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenue as a part of a segment’s total revenue. Intersegment sales are eliminated on the Consolidated Statement of Earnings. Refer to Attachment 3 for a reconciliation of these amounts.

About Eagle Materials Inc.

Eagle Materials Inc. is a leading U.S. manufacturer of heavy construction products and light building materials. Eagle’s primary products, Portland Cement and Gypsum Wallboard, are essential for building, expanding and repairing roads and highways and for building and renovating residential, commercial and industrial structures across America. Eagle manufactures and sells its products through a network of more than 70 facilities spanning 21 states and is headquartered in Dallas, Texas. Visit eaglematerials.com for more information.

Eagle’s senior management will conduct a conference call to discuss the financial results, forward looking information and other matters at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) on Tuesday, May 21, 2024. The conference call will be webcast on the Eagle website, eaglematerials.com. A replay of the webcast and the presentation will be archived on the site for one year.

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Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statements and generally arise when the Company is discussing its beliefs, estimates or expectations as to future events. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors, many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s businesses; fluctuations in public infrastructure expenditures; adverse weather conditions; the fact that our products are commodities and that prices for our products are subject to material fluctuation due to market conditions and other factors beyond our control; the availability and fluctuations in the cost of raw materials; changes in the costs of energy, including, without limitation, natural gas, coal and oil (including diesel), and the nature of our obligations to counterparties under energy supply contracts, such as those related to market conditions (for example, spot market prices), governmental orders and other matters; changes in the cost and availability of transportation; unexpected operational difficulties, including unexpected maintenance costs, equipment downtime and interruption of production; material nonpayment or non-performance by any of our key customers; consolidation of our customers; inability to timely execute announced capacity expansions; difficulties and delays in the development of new business lines; governmental regulation and changes in governmental and public policy (including, without limitation, climate change and other environmental regulation); possible outcomes of pending or future litigation or arbitration proceedings; changes in economic conditions or the nature or level of activity in any one or more of the markets or industries in which the Company or its customers are engaged; severe weather conditions (such as winter storms, tornados and hurricanes) and their effects on our facilities, operations and contractual arrangements with third parties; competition; cyber-attacks or data security breaches; increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction or construction projects undertaken by state or local governments; the availability of acquisitions or other growth opportunities that meet our financial return standards and fit our strategic focus; risks related to pursuit of acquisitions, joint ventures and other transactions or the execution or implementation of such transactions, including the integration of operations acquired by the Company; general economic conditions, including inflation and recessionary conditions; and changes in interest rates and the resulting effects on the Company and demand for our products. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas, coal and oil) or the cost of our raw materials can be expected to adversely affect the revenue and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s result of operations. Finally, any forward-looking statements made by the Company are subject to the risks and impacts associated with natural disasters, the outbreak, escalation or resurgence of health emergencies, pandemics or other unforeseen events, including, without limitation, the COVID-19 pandemic and responses thereto designed to contain its spread and mitigate its public health effects, as well as their impact on our operations and on economic conditions, capital and financial markets. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023 and subsequent quarterly and annual reports upon filing. These reports are filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214-432-2000.

Michael R. Haack

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Alex Haddock

Vice President, Investor Relations, Strategy and Corporate Development

Attachment 1 Statement of Consolidated Earnings

Attachment 2 Revenue and Earnings by Lines of Business

Attachment 3 Sales Volume, Average Net Sales Prices and Intersegment and Cement Revenue

Attachment 4 Consolidated Balance Sheets

Attachment 5 Depreciation, Depletion and Amortization by Lines of Business

Attachment 6 Reconciliation of Non-GAAP Financial Measures

Attachment 7 Reconciliation of Net Debt to Adjusted EBITDA

Attachment 1

Eagle Materials Inc.

Consolidated Statement of Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2024	2023	2024	2023
Revenue	$476,707	$470,127	$2,259,297	$2,148,069
Cost of Goods Sold	357,027	334,736	1,573,976	1,508,803

Gross Profit	119,680	135,391	685,321	639,266
Equity in Earnings of Unconsolidated JV	8,791	11,843	31,581	35,474
Corporate General and Administrative Expenses	(17,339)	(15,686)	(59,795)	(53,630)
Other Non-Operating Income	250	1,743	3,087	2,654

Earnings Before Interest and Income Taxes	111,382	133,291	660,194	623,764
Interest Expense, net	(9,686)	(10,329)	(42,257)	(35,171)

Earnings Before Income Taxes	101,696	122,962	617,937	588,593
Income Tax Expense	(24,597)	(22,606)	(140,298)	(127,053)

Net Earnings	$77,099	$100,356	$477,639	$461,540

NET EARNINGS PER SHARE
Basic	$2.26	$2.81	$13.72	$12.54

Diluted	$2.24	$2.79	$13.61	$12.46

AVERAGE SHARES OUTSTANDING
Basic	34,066,929	35,724,101	34,811,560	36,798,354

Diluted	34,391,722	36,012,770	35,097,871	37,052,942

Attachment 2

Eagle Materials Inc.

Revenue and Earnings by Lines of Business

(dollars in thousands)

(unaudited)

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2024	2023	2024	2023
Revenue*
Heavy Materials:
Cement (Wholly Owned)	$189,386	$172,784	$1,077,918	$927,637
Concrete and Aggregates	48,721	53,109	240,012	239,516

	238,107	225,893	1,317,930	1,167,153
Light Materials:
Gypsum Wallboard	210,231	219,490	839,530	872,471
Recycled Paperboard	28,369	24,744	101,837	108,445

	238,600	244,234	941,367	980,916

Total Revenue	$476,707	$470,127	$2,259,297	$2,148,069

Segment Operating Earnings
Heavy Materials:
Cement (Wholly Owned)	$28,502	$33,477	$306,768	$243,288
Cement (Joint Venture)	8,791	11,843	31,581	35,474
Concrete and Aggregates	(1,033)	2,559	12,401	18,259

	36,260	47,879	350,750	297,021
Light Materials:
Gypsum Wallboard	82,911	91,335	334,536	352,499
Recycled Paperboard	9,300	8,020	31,616	25,220

	92,211	99,355	366,152	377,719

Sub-total	128,471	147,234	716,902	674,740
Corporate General and Administrative Expense	(17,339)	(15,686)	(59,795)	(53,630)
Other Non-Operating Income	250	1,743	3,087	2,654

Earnings Before Interest and Income Taxes	$111,382	$133,291	$660,194	$623,764

*	Excluding Intersegment and Joint Venture Revenue listed on Attachment 3

Attachment 3

Eagle Materials Inc.

Sales Volume, Net Sales Prices and Intersegment and Cement Revenue

(unaudited)

	Sales Volume
	Quarter Ended March 31,			Fiscal Year Ended March 31,
	2024	2023	Change	2024	2023	Change
Cement (M Tons):
Wholly Owned	1,140	1,086	+5%	6,610	6,399	+3%
Joint Venture	183	210	-13%	679	734	-7%

	1,323	1,296	+2%	7,289	7,133	+2%
Concrete (M Cubic Yards)	273	335	-19%	1,328	1,545	-14%
Aggregates (M Tons)	702	576	+22%	4,064	2,909	+40%
Gypsum Wallboard (MMSFs)	747	756	-1%	2,965	3,065	-3%
Recycled Paperboard (M Tons):
Internal	35	37	-5%	145	152	-5%
External	51	43	+19%	188	174	+8%

	86	80	+8%	333	326	+2%

	Average Net Sales Price*
	Quarter Ended March 31,			Fiscal Year Ended March 31,
	2024	2023	Change	2024	2023	Change
Cement (Ton)	$154.59	$147.50	+5%	$150.99	$134.36	+12%
Concrete (Cubic Yard)	$148.60	$136.51	+9%	$145.98	$133.34	+9%
Aggregates (Ton)	$11.53	$13.07	-12%	$11.26	$11.53	-2%
Gypsum Wallboard (MSF)	$232.62	$239.39	-3%	$232.75	$232.31	0%
Recycled Paperboard (Ton)	$567.55	$550.52	+3%	$551.72	$590.67	-7%

*	Net of freight and delivery costs billed to customers

	Intersegment and Cement Revenue (dollars in thousands)
	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2024	2023	2024	2023
Intersegment Revenue:
Cement	$8,171	$6,544	$35,363	$32,915
Concrete and Aggregates	2,705	—	12,940	—
Recycled Paperboard	20,422	21,016	82,351	92,835

	$31,298	$27,560	$130,654	$125,750

Cement Revenue:
Wholly Owned	$189,386	$172,784	$1,077,918	$927,637
Joint Venture	30,023	34,453	112,736	113,518

	$219,409	$207,237	$1,190,654	$1,041,155

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	March 31,
	2024	2023
ASSETS
Current Assets –
Cash and Cash Equivalents	$34,925	$15,242
Accounts and Notes Receivable, net	202,985	195,052
Inventories	373,923	291,882
Federal Income Tax Receivable	9,910	16,267
Prepaid and Other Assets	5,950	3,060

Total Current Assets	627,693	521,503

Property, Plant and Equipment, net	1,676,217	1,662,061
Investments in Joint Venture	113,478	89,111
Operating Lease Right-of-Use Assets	19,373	20,759
Notes Receivable	—	7,382
Goodwill and Intangibles	486,117	466,043
Other Assets	24,141	14,143

	$2,947,019	$2,781,002

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$127,183	$110,408
Accrued Liabilities	94,327	86,472
Current Portion of Long-Term Debt	10,000	10,000
Operating Lease Liabilities	7,899	6,009

Total Current Liabilities	239,409	212,889

Long-Term Liabilities	70,979	66,543
Bank Credit Facility	170,000	157,000
Bank Term Loan	172,500	182,500
2.500% Senior Unsecured Notes due 2031	740,799	739,532
Deferred Income Taxes	244,797	236,844
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000
Shares; None Issued	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares;
Issued and Outstanding 34,143,945 and 35,768,376 Shares, respectively	341	358
Capital in Excess of Par Value	—	—
Accumulated Other Comprehensive Losses	(3,373)	(3,547)
Retained Earnings	1,311,567	1,188,883

Total Stockholders’ Equity	1,308,535	1,185,694

	$2,947,019	$2,781,002

Attachment 5

Eagle Materials Inc.

Depreciation, Depletion and Amortization by Lines of Business

(dollars in thousands)

(unaudited)

The following table presents depreciation, depletion and amortization by lines of business for the quarters and fiscal years ended March 31, 2024 and 2023:

	Depreciation, Depletion and Amortization
	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2024	2023	2024	2023
Cement	$22,758	$20,750	$89,138	$81,643
Concrete and Aggregates	4,877	4,459	19,728	17,413
Gypsum Wallboard	6,418	5,205	23,038	21,744
Recycled Paperboard	3,690	3,745	14,811	14,942
Corporate and Other	742	706	3,117	2,812

	$38,485	$34,865	$149,832	$138,554

Attachment 6

Eagle Materials Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited)

(dollars in thousands)

EBITDA and Adjusted EBITDA

We present Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to provide additional measures of operating performance and allow for more consistent comparison of operating performance from period to period. EBITDA is a non-GAAP financial measure that provides supplemental information regarding the operating performance of our business without regard to financing methods, capital structures or historical cost basis. Adjusted EBITDA is also a non-GAAP financial measure that further excludes the impact from non-routine items and stock-based compensation. Management uses EBITDA and Adjusted EBITDA as alternative bases for comparing the operating performance of Eagle from period to period and for purposes of its budgeting and planning processes. Adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate Adjusted EBITDA in the same manner. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as an alternative to net income, cash flow from operations or any other measure of financial performance or liquidity in accordance with GAAP. The following shows the calculation of EBITDA and Adjusted EBITDA and reconciles them to net earnings in accordance with GAAP for the quarters and fiscal years ended March 31, 2024 and 2023:

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2024	2023	2024	2023
Net Earnings, as reported	$77,099	$100,356	$477,639	$461,540
Income Tax Expense	24,597	22,606	140,298	127,053
Interest Expense	9,686	10,329	42,257	35,171
Depreciation, Depletion and Amortization	38,485	34,865	149,832	138,554

EBITDA	$149,867	$168,156	$810,026	$762,318
Purchase accounting [1]	—	—	4,568	2,067
Stock-based Compensation	4,544	3,519	19,900	17,155

Adjusted EBITDA	$154,411	$171,675	$834,494	$781,540

[1]	Represents the impact of purchase accounting on inventory costs and related business development costs

Attachment 7

Eagle Materials Inc.

Reconciliation of Net Debt to Adjusted EBITDA

(unaudited)

(dollars in thousands)

GAAP does not define “Net Debt” and it should not be considered as an alternative to debt as defined by GAAP. We define Net Debt as total debt minus cash and cash equivalents to indicate the amount of total debt that would remain if the Company applied the cash and cash equivalents held by it to the payment of outstanding debt. The Company also uses “Net Debt to Adjusted EBITDA,” which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months, as an alternative metric to assist it in understanding its leverage position. We present this metric for the convenience of the investment community and rating agencies who use such metrics in their analysis, and for investors who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

	Fiscal Year Ended March 31,
	2024	2023
Total debt, excluding debt issuance costs	$1,102,500	$1,099,500
Cash and cash equivalents	34,925	15,242

Net Debt	$1,067,575	$1,084,258
Adjusted EBITDA	834,494	781,540

Net Debt to Adjusted EBITDA	1.3x	1.4x